Exhibit 99.1

            NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard / ken@dennardlascar.com

Zach Vaughan / zvaughan@dennardlascar.com

713-529-6600

MAIN STREET ANNOUNCES

THIRD QUARTER 2022 RESULTS

Third Quarter 2022 Net Investment Income of $0.83 Per Share

Third Quarter 2022 Distributable Net Investment Income(1) of $0.88 Per Share

Net Asset Value of $25.94 Per Share

HOUSTON, November 3, 2022 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce its financial results for the third quarter of 2022.

Third Quarter 2022 Highlights

•	Net investment income of $62.4 million (or $0.83 per share)
•	Distributable net investment income(1) of $65.8 million (or $0.88 per share)
•	Total investment income of $98.4 million
•

An industry leading position in cost efficiency, with a ratio of total non-interest operating expenses as a percentage of average total assets (“Operating Expenses to Assets Ratio”) of 1.5% on an annualized basis for the quarter and 1.4% for the trailing twelve month (“TTM”) period ended September 30, 2022

•	Net asset value of $25.94 per share at September 30, 2022
•

Declared regular monthly dividends totaling $0.66 per share for the fourth quarter of 2022, or $0.22 per share for each of October, November and December 2022, representing a 4.8% increase from the regular monthly dividends paid for the fourth quarter of 2021

•	Declared and paid a supplemental dividend of $0.10 per share, resulting in total dividends paid in the third quarter of 2022 of $0.745 per share

•

Completed $111.5 million in total lower middle market (“LMM”) portfolio investments, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $84.5 million in total LMM portfolio investments

•

Completed $233.8 million in total private loan portfolio investments, which after aggregate repayments of debt principal and return of invested equity capital from several private loan portfolio investments resulted in a net increase of $174.3 million in total private loan portfolio investments

•	Amended our revolving credit facility (“Credit Facility”) in August 2022 to increase the total commitments from $855.0 million to $920.0 million and extend the maturity date to August 2027
•

Received an investment grade credit and corporate rating of BBB- with a stable outlook from Fitch Ratings in July 2022, which is in addition to the rating of BBB- with a stable outlook that we maintain from S&P Global Ratings

“We are very pleased with Main Street’s strong third quarter results, which include another consecutive quarter with records for net investment income per share and distributable net investment income per share,” stated Dwayne L. Hyzak, Main Street’s Chief Executive Officer. “These positive results included contributions from each of our core investment strategies, and as a result of our strong performance, distributable net investment income per share exceeded our regular monthly dividends by over 36%. We continue to be pleased with the performance of our lower middle market portfolio companies, which resulted in another quarter of fair value appreciation in the equity investments in this portfolio, and we are excited about the $111.5 million in follow-on investments we made in existing lower middle market portfolio companies during the quarter to support the growth strategies of these companies.  Our Private Credit group also continued its success with $269.9 million in new commitments across the eight new borrowers in the quarter.”

Mr. Hyzak continued, “These positive results and our favorable outlook for the next quarter resulted in our recommendation that our board of directors approve both an increase to our regular monthly dividends to $0.225 per share, or $0.675 per share for the first quarter of 2023, representing the second consecutive quarter with a monthly dividend increase, and another supplemental dividend of $0.10 per share to be paid in December, representing our fifth consecutive quarterly supplemental dividend. We continue to be very encouraged with the performance of our diversified lower middle market and private loan investment strategies and remain confident that these strategies will allow us to continue to deliver superior results for our shareholders.”

Third Quarter 2022 Operating Results

The following table provides a summary of our operating results for the third quarter of 2022:

	Three Months Ended September 30,
	2022	2021	Change ($)	Change (%)
Interest income	$75,023	$50,468	$24,555	49%
Dividend income	19,424	23,012	(3,588)	(16)%
Fee income	3,940	3,299	641	19%
Total investment income	$98,387	$76,779	$21,608	28%

Net investment income	$62,448	$49,304	$13,144	27%
Net investment income per share	$0.83	$0.71	$0.12	17%

Distributable net investment income (1)	$65,767	$52,151	$13,616	26%
Distributable net investment income per share (1)	$0.88	$0.76	$0.12	16%

Net increase in net assets resulting from operations	$55,338	$83,956	$(28,618)	(34)%
Net increase in net assets resulting from operations per share	$0.74	$1.22	$(0.48)	(39)%

The $21.6 million increase in total investment income in the third quarter of 2022 from the comparable period of the prior year was principally attributable to (i) a $24.6 million increase in interest income, primarily due to higher average levels of investment portfolio debt investments and an increase in interest rates on floating rate investment portfolio debt investments resulting from increases in benchmark index rates during the quarter, and (ii) a $0.6 million increase in fee income, primarily attributable to the increased investment activity. These increases were partially offset by a $3.6 million decrease in dividend income from investment portfolio equity investments, primarily due to a $4.7 million decrease in certain distributions considered less consistent or non-recurring. The $21.6 million increase in total investment income in the third quarter of 2022 is net of the impact of a decrease of $8.0 million in certain income considered less consistent or non-recurring, including a $4.7 million decrease of such dividend income as referenced above and a $3.3 million decrease in income from accelerated prepayment, repricing and other activity related to certain investment portfolio debt investments, when compared to the same period in 2021.

Total cash expenses(2) increased to $32.6 million in the third quarter of 2022 from $24.6 million for the same period in 2021. This increase in total cash expenses was principally attributable to (i) a $6.5 million increase in interest expense, (ii) a $1.1 million increase in cash compensation expenses(2)  and (iii) a $1.0 million increase in general and administrative expense, partially offset by a $0.6 million increase in expenses allocated to the External Investment Manager (as defined below). The increase in interest expense is primarily related to (i) increased borrowings under our Credit Facility and from our unsecured notes offering in October 2021 used to fund our investment activity and support the growth of our investment portfolio and (ii) the increased interest rate under our Credit Facility resulting from increases in benchmark index rates. The increase in cash compensation expenses(2) is primarily related to increased headcount to support our growing investment portfolio and asset management activities, base compensation rates and incentive compensation accruals.

Non-cash compensation expenses(2) increased $0.5 million in the third quarter of 2022 from the comparable period of the prior year, principally attributable to a $0.7 million increase in share-based compensation, resulting from an increase in incentive based grants, partially offset by the comparable period increase in deferred compensation benefit of $0.3 million.

Our Operating Expenses to Assets Ratio (which includes non-cash compensation expenses(2)) was 1.5% for the third quarter of 2022, on an annualized basis, as compared to 1.6% for the same period in 2021.

The $13.1 million increase in net investment income and the $13.6 million increase in distributable net investment income(1) in the third quarter of 2022 from the comparable period of the prior year were principally attributable to the increase in total investment income, partially offset by increased expenses, each as discussed above.

Net investment income and distributable net investment income(1) on a per share basis for the third quarter of 2022 each increased by $0.12 per share, compared to the third quarter of 2021, to $0.83 per share and $0.88 per share, respectively. These increases include the impact of an 8.7%  increase in the average shares outstanding compared to the third quarter of 2021 primarily due to (i) shares issued through our public offering in August 2022 and through our at-the-market (“ATM”) program over the last twelve months, (ii) shares issued through our equity incentive plans and (iii) shares issued through our dividend reinvestment plan. Net investment income and distributable net investment income(1) on a per share basis in the third quarter of 2022 each include a $0.12 per share decrease in investment income considered less consistent or non-recurring compared to the third quarter of 2021 and as discussed above.

The $55.3 million net increase in net assets resulting from operations in the third quarter of 2022 represents a $28.6 million decrease from the third quarter of 2021. This decrease was primarily the result of (i) a $48.7 million decrease in net unrealized appreciation (depreciation) from portfolio investments (including the impact of accounting reversals relating to realized gains/income (losses)) resulting from a net unrealized depreciation of $10.1 million in the third quarter of 2022 compared to a net unrealized appreciation of $38.6 million in the third quarter of 2021, (ii) a $3.3 million decrease in net realized gain  from investments, partially offset by (i) a $13.1 million increase in net investment income as discussed above and (ii) a $10.2 million decrease in income tax provision. The $5.0 million net realized gain from investments for the third quarter of 2022 was primarily the result of (i) an $8.9 million net realized gain from the full exit of three private loan investments, (ii) a $1.0 million realized gain from the full exit of one middle market investment and (iii) a $0.6 million of realized gain on distributions from one other portfolio investment, partially offset by a $5.8 million realized loss on the restructure of one LMM investment.

The following table provides a summary of the total net unrealized depreciation of $10.1 million for the third quarter of 2022:

	Three Months Ended September 30, 2022
	LMM (a)	Private Loan	Middle Market	Other		Total
	(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due to net realized (gains / income) losses recognized during the current period	$5.8	$(9.0)	$(1.0)	$(0.6)		$(4.8)
Net unrealized appreciation (depreciation) relating to portfolio investments	4.1	1.6	(8.6)	(2.4)	(b)	(5.3)
Total net unrealized appreciation (depreciation) relating to portfolio investments	$9.9	$(7.4)	$(9.6)	$(3.0)		$(10.1)

a.	LMM includes unrealized appreciation on 28 LMM portfolio investments and unrealized depreciation on 28 LMM portfolio investments.
b.

Other includes (i) $5.8 million of unrealized depreciation relating to the External Investment Manager (as defined below) and (ii) $0.3 million of unrealized depreciation relating to Main Street’s deferred compensation plan assets, partially offset by $3.6 million of net unrealized appreciation relating to the other portfolio.

Liquidity and Capital Resources

As of September 30, 2022, we had aggregate liquidity of $420.2 million, including (i) $61.2 million in cash and cash equivalents and (ii) $359.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of September 30, 2022 are as follows:

•

Our Credit Facility included $920.0 million in total commitments from a diversified group of 18 participating lenders, plus an accordion feature that allows us to request an increase in the total commitments under the facility to up to $1.4 billion.

•	$561.0 million in outstanding borrowings under our Credit Facility, with an interest rate of 5.0% based on SOFR effective for the contractual reset date of October 1, 2022.

•

$350.0 million of outstanding Small Business Investment Company (“SBIC”) debentures through our wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 2.9% and mature ten years from original issuance. The first maturity related to our existing SBIC debentures occurs in the first quarter of 2023, and the weighted-average remaining duration was approximately 5.4 years.

•

$500.0 million of notes outstanding that bear interest at a rate of 3.00% per year (the “3.00% Notes”). The 3.00% Notes mature on July 14, 2026 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.

•

$450.0 million of notes outstanding that bear interest at a rate of 5.20% per year (the “5.20% Notes”). The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.

•

$185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the “4.50% Notes”). The 4.50% Notes mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.

•	Our net asset value totaled $2.0 billion, or $25.94 per share.

Investment Portfolio Information as of September 30, 2022(3)

The following table provides a summary of the investments in our LMM portfolio, private loan portfolio and middle market portfolio as of September 30, 2022:

	As of September 30, 2022
	LMM (a)	Private Loan	Middle Market
	(dollars in millions)
Number of portfolio companies	75	87	33
Fair value	$1,910.9	$1,476.9	$354.3
Cost	$1,593.7	$1,523.8	$419.4
Debt investments as a % of portfolio (at cost)	73.0%	97.1%	94.4%
Equity investments as a % of portfolio (at cost)	27.0%	2.9%	5.6%
% of debt investments at cost secured by first priority lien	99.1%	99.9%	98.8%
Weighted-average annual effective yield (b)	11.8%	9.9%	9.6%
Average EBITDA (c)	$7.7	$41.9	$70.7

a.	We had equity ownership in all of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 41%.
b.

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

c.

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the private loan and middle market portfolios. These calculations exclude certain portfolio companies, including three LMM portfolio companies and two private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 189% of the cost of such equity investments, and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.7 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.8 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.9 to 1.0 and 2.8 to 1.0, respectively.(3) (4)

As of September 30, 2022, our investment portfolio also included:

•

Other portfolio investments in 14 companies, collectively totaling $117.0 million in fair value and $121.3 million in cost basis, which comprised 2.9% and 3.3% of our investment portfolio at fair value and cost, respectively; and

•

Our investment in the External Investment Manager (as defined below), with a fair value of $112.5 million and a cost basis of $29.5 million, which comprised 2.8% and 0.8% of our investment portfolio at fair value and cost, respectively.

As of September 30, 2022, we had eleven investments on non-accrual status, which comprised 0.8% of the total investment portfolio at fair value and 3.7% at cost, and our total portfolio investments at fair value were 108% of the related cost basis.

External Investment Manager

MSC Adviser I, LLC is a wholly owned portfolio company and registered investment adviser that provides investment management services to external parties (the “External Investment Manager”). We share employees with the External Investment Manager and allocate costs related to such shared employees and other operating expenses to the External Investment Manager. The total contribution of the External Investment Manager to our net investment income consists of the combination of the expenses we allocate to the External Investment Manager and the dividend income we earn from the External Investment Manager. During the third quarter of 2022, the External Investment Manager earned $5.5 million of management fee income, an increase of $0.9 million from the third quarter of 2021, and we allocated $3.3 million of total expenses to the External Investment Manager, an increase of $0.6 million from the third quarter of 2021. The increases in management fee income and expenses allocated were primarily related to an increase in assets under management. The combination of the dividend income we earned from the External Investment Manager and expenses we allocated to it resulted in a total contribution to our net investment income of $5.0 million, representing an increase of $0.8 million from the third quarter of 2021. The External Investment Manager ended the third quarter of 2022 with total assets under management of approximately $1.4 billion.

Third Quarter 2022 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, November 4, 2022 at 10:00 a.m. Eastern Time to discuss the third quarter 2022 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, November 11, 2022 and may be accessed by dialing 201-612-7415 and using the passcode 13733711#. An audio archive of the conference call will also be available on the investor relations section of the company’s website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street’s Third Quarter 2022 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward‑looking and provide other than historical information, including but not limited to our ability to successfully source and execute on new portfolio investments and delivery of future financial performance and results, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street’s goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward‑looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street’s continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street’s portfolio companies operate; the impacts of macroeconomic factors on Main Street and its portfolio companies’ business and operations, liquidity and access to capital, and on the U.S. and global economies, including impacts related to the COVID-19 pandemic and other public health crises, risk of recession, inflation, supply chain constraints or disruptions and rising interest rates; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street’s operations or the operations of its portfolio companies; the operating and financial performance of Main Street’s portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” included in Main Street’s filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION

Consolidated Statements of Operations

(in thousands, except shares and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$41,367	$34,852	$110,751	$85,904
Affiliate investments	12,490	12,274	38,300	34,785
Non‑Control/Non‑Affiliate investments	44,530	29,653	113,930	86,192
Total investment income	98,387	76,779	262,981	206,881
EXPENSES:
Interest	(21,234)	(14,711)	(55,216)	(42,914)
Compensation	(10,404)	(9,576)	(26,480)	(22,790)
General and administrative	(4,018)	(3,047)	(11,483)	(9,439)
Share‑based compensation	(3,617)	(2,869)	(10,031)	(7,961)
Expenses allocated to the External Investment Manager	3,334	2,728	9,613	7,680
Total expenses	(35,939)	(27,475)	(93,597)	(75,424)
NET INVESTMENT INCOME	62,448	49,304	169,384	131,457
NET REALIZED GAIN (LOSS):
Control investments	(5,822)	8,786	(5,822)	(4,459)
Affiliate investments	601	(5,147)	1,340	3,962
Non‑Control/Non‑Affiliate investments	10,252	4,666	7,784	11,072
Total net realized gain	5,031	8,305	3,302	10,575
NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	7,517	20,671	20,618	65,756
Affiliate investments	(1,069)	14,285	3,703	30,518
Non‑Control/Non‑Affiliate investments	(16,529)	3,675	(44,243)	20,798
Total net unrealized appreciation (depreciation)	(10,081)	38,631	(19,922)	117,072
INCOME TAXES:
Federal and state income, excise and other taxes	(1,540)	(953)	(3,658)	(2,242)
Deferred taxes	(520)	(11,331)	(13,819)	(20,449)
Income tax provision	(2,060)	(12,284)	(17,477)	(22,691)
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$55,338	$83,956	$135,287	$236,413
NET INVESTMENT INCOME PER SHARE—BASIC AND DILUTED	$0.83	$0.71	$2.31	$1.92
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE—BASIC AND DILUTED	$0.74	$1.22	$1.84	$3.45
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	75,036,522	69,021,826	73,363,281	68,557,362

MAIN STREET CAPITAL CORPORATION

Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Investments at fair value:
Control investments	$1,599,429	$1,489,257
Affiliate investments	552,581	549,214
Non‑Control/Non‑Affiliate investments	1,821,480	1,523,360
Total investments	3,973,490	3,561,831
Cash and cash equivalents	61,158	32,629
Interest and dividend receivable and other assets	74,283	56,488
Receivable for securities sold	20,929	35,125
Deferred financing costs, net	5,106	4,217
Total assets	$4,134,966	$3,690,290
LIABILITIES
Credit facility	$561,000	$320,000
3.00% Notes due 2026 (par: $500,000 as of both September 30, 2022 and December 31, 2021)	498,004	497,609
5.20% Notes due 2024 (par: $450,000 as of both September 30, 2022 and December 31, 2021)	450,863	451,272
SBIC debentures (par: $350,000 as of both September 30, 2022 and December 31, 2021)	343,618	342,731
4.50% Notes due 2022 (par: $185,000 as of both September 30, 2022 and December 31, 2021)	184,899	184,444
Accounts payable and other liabilities	40,158	40,469
Payable for securities purchased	—	5,111
Interest payable	16,673	14,926
Dividend payable	16,789	15,159
Deferred tax liability, net	43,542	29,723
Total liabilities	2,155,546	1,901,444

NET ASSETS
Common stock	763	707
Additional paid‑in capital	1,952,992	1,736,346
Total undistributed earnings	25,665	51,793
Total net assets	1,979,420	1,788,846
Total liabilities and net assets	$4,134,966	$3,690,290
NET ASSET VALUE PER SHARE	$25.94	$25.29

MAIN STREET CAPITAL CORPORATION

Reconciliation of Distributable Net Investment Income,

Total Cash Expenses, Non-Cash Compensation Expenses

and Cash Compensation Expenses

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net investment income	$62,448	$49,304	$169,384	$131,457
Non-cash compensation expenses (2)	3,319	2,847	8,132	8,667
Distributable net investment income (1)	$65,767	$52,151	$177,516	$140,124

Per share amounts:
Net investment income per share -
Basic and diluted	$0.83	$0.71	$2.31	$1.92
Distributable net investment income per share -
Basic and diluted (1)	$0.88	$0.76	$2.42	$2.04

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Share‑based compensation	$(3,617)	$(2,869)	$(10,031)	$(7,961)
Deferred compensation (expense) benefit	298	22	1,899	(706)
Total non-cash compensation expenses (2)	(3,319)	(2,847)	(8,132)	(8,667)

Total expenses	(35,939)	(27,475)	(93,597)	(75,424)
Less non-cash compensation expenses (2)	3,319	2,847	8,132	8,667
Total cash expenses (2)	$(32,620)	$(24,628)	$(85,465)	$(66,757)

Compensation	$(10,404)	$(9,576)	$(26,480)	$(22,790)
Share-based compensation	(3,617)	(2,869)	(10,031)	(7,961)
Total compensation expenses	(14,021)	(12,445)	(36,511)	(30,751)
Non-cash compensation expenses (2)	3,319	2,847	8,132	8,667
Total cash compensation expenses (2)	$(10,702)	$(9,598)	$(28,379)	$(22,084)

MAIN STREET CAPITAL CORPORATION

Endnotes

(1) Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of non-cash compensation expenses(2). Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since non-cash compensation expenses(2) do not result in a net cash impact to Main Street upon settlement. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income or other earnings measures presented in accordance with U.S. GAAP and should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street’s financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Non-cash compensation expenses consist of (i) share-based compensation and (ii) deferred compensation expense or benefit, both of which are non-cash in nature. Share-based compensation does not require settlement in cash. Deferred compensation expense or benefit does not result in a net cash impact to Main Street upon settlement. The appreciation (depreciation) in the fair value of deferred compensation plan assets is reflected in Main Street’s Consolidated Statements of Operations as unrealized appreciation (depreciation) and an increase (decrease) in compensation expense, respectively. Cash compensation expenses are total compensation expenses as determined in accordance with U.S. GAAP, less non-cash compensation expenses. Total cash expenses are total expenses, as determined in accordance with U.S. GAAP, excluding non-cash compensation expenses. Main Street believes presenting cash compensation expense, non-cash compensation expenses and total cash expenses is useful and appropriate supplemental disclosure for analyzing its financial performance since non-cash compensation expenses do not result in a net cash impact to Main Street upon settlement. However, cash compensation expenses, non-cash compensation expenses and total cash expenses are non-U.S. GAAP measures and should not be considered as a replacement for compensation expenses, total expenses or other earnings measures presented in accordance with U.S. GAAP and should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street’s financial performance. A reconciliation of compensation expenses and total expenses in accordance with U.S. GAAP to cash compensation expenses, non-cash compensation expenses and total cash expenses is detailed in the financial tables included with this press release.

(3) Portfolio company financial information has not been independently verified by Main Street.

(4) These credit statistics exclude portfolio companies on non-accrual or for which EBITDA is not a meaningful metric.